Exhibit 99.1

FOR RELEASE AUGUST 3, 2004 at 7:30am ET

A.D.A.M., Inc. Announces Second Quarter Results

Company doubles quarterly net income to $0.04 a share, sixth consecutive profitable quarter

Atlanta, GA – August 3, 2004 – A.D.A.M., Inc. (Nasdaq: ADAM), a leading developer of interactive health information and decision support tools for the healthcare and education markets, today announced financial results for the second quarter ended June 30, 2004.

A.D.A.M, Inc. reported net income for the second quarter of 2004 of $315,000 or $0.04 per fully diluted share as compared to net income of $126,000 or $0.02 per fully diluted share in the year ago quarter.  Revenues for the quarter ended June 30, 2004 were $1,933,000 compared to revenues of $1,934,000 in the year-ago period.

A.D.A.M. reported net income for the six-month period ended June 30, 2004 of $540,000 or $0.06 per fully diluted share as compared to net income of $425,000 or $0.05 per fully diluted share for the six months ended June 30, 2003.  Revenues for the six-month period ended June 30, 2004 were $3,684,000 compared to revenues of $4,278,000 during the same period last year. A.D.A.M.’s revenues for the six-month period were lower primarily due to the expiration of a content license agreement the Company had with WebMD Corp. that contributed approximately $600,000 of revenue in the first quarter of 2003. Revenues from the healthcare market increased approximately 17% for the three months ended June 30, 2004 from the year ago quarter. Healthcare revenues for the six-month period ending June 30, 2004 increased approximately 12% compared to the same period last year.

As of June 30, 2004, the Company reported cash and investments of $5,195,000 as compared to $4,554,000 as of December 31, 2003.

“A.D.A.M. continues to make strong progress across all areas of our business,” said Robert S. Cramer, Jr., Chairman and CEO.  “We are encouraged by our sequential revenue growth of 10% from the March 2004 quarter, and pleased to see improvement in our operating margin as well.  A.D.A.M.’s existing and new products continue to be well received in our various healthcare and education market segments. Looking forward, we intend to focus on growing both our top-line and bottom-line through the remainder of 2004 and into 2005.”

Conference Call Information

A.D.A.M. will hold its second quarter earnings conference call today, August 3, 2004, at 10:00 A.M. ET. To participate in the call, please dial (877) 829-1372 approximately five minutes prior to the start time.  International callers may dial (706) 679-8134.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company’s health information, and changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

About A.D.A.M., Inc.

Headquartered in Atlanta, A.D.A.M., Inc. (NASDAQ: ADAM) is a leading publisher of interactive, visually engaging health information and decision support tools for healthcare organizations, medical professionals, consumers and students. A.D.A.M. products contain physician-reviewed text, health visuals produced by medically-trained illustrators, and multimedia interactivity to create health information solutions that offer a unique “visual learning” experience in both the healthcare and education markets. Today, A.D.A.M. employs a growing range of media, including Internet, software, CD-ROM, television and print, to deploy its proprietary content assets and products. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information. For more information, visit www.adam.com.

For further information, contact:

Victor Thompson

A.D.A.M., Inc.

(770) 425-7877

A.D.A.M., Inc.

Condensed Consolidated Statements of Operations
and Summary Balance Sheet Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Total Revenues	$1,933	$1,934	$3,684	$4,278

Operating expenses:
Cost of revenues	361	411	729	876
General and administrative	400	454	747	825
Product and content development	336	339	600	843
Sales and marketing	385	437	797	960
Depreciation and amortization	146	180	297	372

Total operating expenses	1,628	1,821	3,170	3,876

Operating income (loss)	305	113	514	402

Interest income (expense), net	10	13	26	23

Net income (loss)	315	126	540	425

Basic net income (loss) per common share	$0.04	$0.02	$0.07	$0.06

Basic weighted average number of common shares outstanding	7,923	7,129	7,874	7,050

Diluted net income (loss) per common share	$0.04	$0.02	$0.06	$0.05

Diluted weighted average number of common shares outstanding	8,702	7,943	8,639	7,785

	Summary Balance Sheet Data
	6/30/2004	12/31/2003
Cash and cash equivalents	$2,568	$4,554
Accounts receivable-net	2,169	1,407
Investments, short term	1,627	—
Total current assets	6,899	6,355
Investments, long term	1,000	—
Goodwill	2,043	2,043
Total assets	11,916	10,496
Deferred revenue	3,109	2,295
Short term debt	11	11
Total current liabilities	3,747	2,940
Total liabilities	3,777	2,976
Shareholders' equity	8,139	7,520
Working capital	3,152	3,415